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                                                                   EXHIBIT 10.31

                     ASSET PURCHASE AND SECURITY AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of this 21st day of November, 1997 by and among CHICAGO MINIATURE LAMP, INC., a corporation ("Purchaser"), and SOLIUM, INC., a Massachusetts corporation ("Solium") and PACIFIC SCIENTIFIC COMPANY, a California corporation ("Pacific Scientific") (Solium and Pacific Scientific are sometimes collectively referred to herein as "Seller").

                                    RECITALS

         Seller is engaged in the business of designing, manufacturing and distributing the electronic ballasts described more fully on Exhibit A (such business now being conducted by Solium is known as the "Solium Product Line" and is referred to herein in its entirety as the "Business"). In accordance with this Agreement, Purchaser desires to purchase, and Seller desires to sell, the "Assets" described herein.

         NOW, THEREFORE, in consideration of the foregoing and the provisions set forth in this Agreement, the parties hereby agree as follows:


                           ARTICLE 1: SALE OF ASSETS

         1.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 3.1) Seller shall sell to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the following assets (collectively, the "Assets"):

                  (a) The machinery, fixtures, tools, equipment and other tangible personal property used in the Business listed on Schedule 1.1(a) (the "Equipment"); and

                  (b) Copies of the technical data, specifications, test procedures, drawings, models, prototypes, manuals, documentation, and other information relating to the manufacturing and production of the Solium Product Line listed on Schedule 1.1(b) (the "Materials").

         1.2 Excluded Assets: Taxes. All books, records, office furniture, rights, assets or properties of Seller not specifically listed in Section 1.1 above shall be excluded from the definition of Assets and shall not be acquired by Purchaser pursuant to this Agreement. Purchaser agrees to pay all sales taxes, transfer taxes, and similar taxes or charges relating to the sale of the Assets, but will not be responsible for taxes or other governmental charges based on the Seller's income or gain from the sale of the Assets.

         1.3 No Assumed Liabilities. Purchaser is not assuming any obligations or liabilities of Seller in connection with the transactions contemplated hereby, except as expressly set forth in this Agreement. Purchaser shall assume and perform all obligations arising out of or in connection with the Assets and any products sold by Purchaser after the Closing.

         1.4 Archival and Use of the Materials. Prior to the Closing, Seller has the right to copy and retain copies of the Materials in any form it deems necessary (the "Archived Materials"). After the Closing, Seller may copy, use, distribute, sell, revise, or otherwise utilize the Archived Materials: (a) in accordance with the terms of the License Agreement; (b) upon the occurrence of an Event of

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Default (as defined in Section 10.3); and (c) in the manner Seller deems necessary if it or any of its representatives or affiliates become legally compelled (by oral questions, interrogatories, requests for information or documents, document production, subpoena, civil or criminal investigative demand, or similar process) or required by any authority or regulatory body to make any disclosure concerning the information contained in the Archived Materials.

         1.5 Purchase Price. The purchase price to be paid by Purchaser for the Assets shall be Two Million Five Hundred Thousand ($2,500,000) (the "Assets Purchase Price").


                               ARTICLE 2: CLOSING

         2.1 Closing. Subject to fulfillment of all conditions precedent, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Solium located at 41 Pacella Park, Randolph, Massachusetts on November 24, 1997 at 10:00 A.M., local time, or at such other time, date or place as Purchaser and Seller mutually may agree upon (the "Closing Date"). All transactions at the Closing shall be deemed to take place simultaneously and no transaction at the Closing shall be deemed to have been completed until all documents set forth in this Article 3 have been delivered by the parties hereto.

         2.2 Obligations of Seller. At the Closing, Seller shall deliver to Purchaser:

                  (a) The License Agreement substantially in the form attached hereto as Exhibit B (the "License Agreement"), executed by Seller;
                  (b) The Inventory schedule required by Section 3.1 below; and
                  (c) Such other documents as may be reasonably requested by Purchaser to convey the Assets to Purchaser in accordance with the provisions of this Agreement.

         2.3 Obligations of Purchaser. At the Closing, Purchaser shall deliver to Seller:

                  (a) The Assets Purchase Price, payable by wire transfer or bank or certified check;
                  (b)      The License Agreement, executed by Purchaser;
                  (c) The Inventory Purchase Order required by Section 3.1 below, executed by Purchaser;
                  (d) The financing statements and other filings required by Section 10.5 below, executed by Purchaser; and
                  (e) Such other instruments and documents as may be reasonably requested by Seller to fully and effectively evidence the obligations of Purchaser pursuant hereto.


                  ARTICLE 3: INVENTORIES AND WARRANTY REPAIRS

         3.1 Purchase of Inventory. Approximately twenty-four hours prior to the Closing, Seller shall prepare a schedule listing all inventory in stock on such date used in connection with the production and repair of the current models of the Solium Product Line (the "Inventory"). At the Closing, Purchaser shall issue to Seller a purchase order (the "Inventory Purchase Order") purchasing all the Inventory listed on the schedule prepared by Purchaser in the previous sentence. The purchase price for the Inventory shall be equal to fifty percent of Seller's cost of the Inventory as set forth on the schedule and shall be payable in four equal quarterly installments on February 28, 1998, May 31, 1998, August 31, 1998, and November 30, 1998. Purchaser shall be responsible for all costs of shipment of the Inventory.



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     3.2  Warranty Repair. For a period of sixty (60) months after the Closing,
Purchaser shall agree to perform on behalf of Seller all warranty work relating to any products sold in connection with the Business by Seller prior to the Closing Date. Notwithstanding the foregoing, Purchaser is not assuming any warranty obligation relating to any products sold in connection with the Business by Seller prior to the Closing Date. All such warranty work and repairs shall be conducted in a professional, prompt and workmanlike manner, and in accordance with the terms of the original warranties for such products provided by Seller. Purchaser shall charge Seller for such warranty work and repairs in accordance with Schedule 3.2 attached hereto.


                    ARTICLE 4: REPRESENTATIONS AND WARRANTIES


     4.1 Mutual Representations. Each of the parties hereto represents and warrants as follows:


          (a) It has the requisite power and full legal rights to execute and deliver this Agreement, consummate the transactions contemplated hereby, and perform its obligations hereunder in accordance with the terms hereof:


          (b) This Agreement and the transactions contemplated hereby have been duly approved and authorized by all requisite corporate action on its part and this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and


          (c) Its execution, delivery and performance of this Agreement and its consummation of the transactions contemplated hereby will not result in (with or without the giving of notice or lapse of time or both) any conflict, violation, breach or default or the creation of any lien, or the termination, acceleration, vesting or modification of any right or obligation, under or in respect of its charter documents or bylaws, that any judgement, order, decree, statute, rule or regulation binding on it or applicable to it, or any agreement or instrument to which it is a party or which it or any of its assets are bound.


     4.2 By Seller. Seller represents and warrants to Purchaser that Seller has good and marketable title to the Assets owned by it and the Assets are owned free and clear of all liens, claims, and encumbrances, except for liens of current taxes not yet due or payable. Seller is selling the Assets and the Inventory strictly on an "AS-IS" basis.


     4.3 By Purchaser. Purchaser represents and warrants to Seller that it is familiar with the condition of the Assets and the Inventory, the business and the Solium Product Line and acknowledges that neither Seller nor any agent, representative or employee of Seller has made any representations or warranties regarding the condition of the Assets, except as set forth expressly in the previous paragraphs.


     4.4 Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY SET FORTH ABOVE IN THIS ARTICLE 4, NONE OF THE PARTIES HERETO MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.



                 ARTICLE 5: ADDITIONAL COVENANTS AND AGREEMENTS


     5.1 Training. For a period of 90 days following the Closing Date, Seller shall provide, at mutually convenient times, up to 500 man-hours of training and assistance to Purchaser in the use and



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maintenance of the Equipment. Seller and Purchaser shall mutually cooperate in connection with the scheduling of such training and assistance. Purchaser shall reimburse Seller for all out-of-pocket costs incurred in connection with the training and assistance. Neither Seller nor any of its employees or representatives shall be liable for any actions or omissions with respect to the training.


     5.2 Seller's Name. As promptly as practicable after the Closing Date, Purchaser shall remove the "Pacific Scientific" name and trademark from all Assets and Inventory transferred under this Agreement. Within a reasonable time after the Closing, Solium shall change its name to a name not utilizing "Solium."


     5.3 Payments Received. Purchaser agrees that after the Closing, Purchaser will hold and promptly transfer and deliver to Seller, from time to time as and when received by Purchaser, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that Purchaser may receive on or after the Closing which properly belongs to Seller and will account to Seller for all such receipts. Purchaser agrees to cooperate with Seller in a reasonable manner in order to assist Seller to collect any accounts receivable outstanding as of the Closing.


     5.4 No Public Announcement. Neither of the parties hereto shall, without the approval of the other party (which may not unreasonably withheld), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall determine is required by law or the rules and regulations of any exchange upon which a party's securities are traded (which determination shall be made by such party based upon the advice of its counsel), in which case the other party shall be advised in advance and the parties shall use their best efforts to cause a mutually agreeable release or public announcement regarding the consummation of the transactions contemplated hereby.


     5.5 Custody and Removal of Assets. All title and risk of loss to the Assets and the Inventory will vest in Buyer effective as of the Closing. Notwithstanding the foregoing, the parties agree that one full and complete production line currently at Solium's premises which constitutes part of the Equipment and which is currently used by Seller shall remain intact at its current location and may be used exclusively by Seller without cost until December 31, 1997. After December 31, 1997 and before February 28, 1998, Purchaser shall remove such production line from Solium's premises. During Seller's use of this production line, Seller shall be responsible for all routine maintenance and repairs relating to such equipment. The second full production line which constitutes part of the Equipment shall be removed by Purchaser at any time after the Closing Date and prior to February 28, 1998. All costs and expenses associated with removal of the Assets shall be borne by Purchaser.



           ARTICLE 6: CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS


     The obligation of Purchaser to purchase the Assets and to carry out its other obligations under this Agreement shall be subject to the fulfillment of the following express conditions precedent on or before the Closing, unless waived in writing by Purchaser or as a otherwise provided herein:


     6.1 Absence of Litigation. No action or proceeding shall have been instituted and remain pending before a court or other governmental body by any applicable government agency thereof of any person to restrain or prohibit the consummation of the transactions contemplated by this Agreement.


     6.2 Deliveries. Seller shall have executed and delivered to Purchaser the documents and agreements required to be delivered by Seller to Purchaser at the Closing in accordance with Section 2.2 above.




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            ARTICLE 7:  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     The obligations of Seller to transfer and deliver to Purchaser all of Seller's rights, title, and interest in and to the Assets and to carry out its other obligations under this Agreement shall be subject to the fulfillment of the following express conditions precedent on or before the Closing, unless waived in writing by Seller:

     7.1 ABSENCE OF LITIGATION. No action or proceeding shall have been instituted and remain pending before a court or other applicable governmental body or agency thereof or any person to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

     7.2 DELIVERIES. Seller shall have received payment of the Assets Purchase Price and Purchaser shall have executed and delivered to Seller the documents and agreements required to be delivered by Purchaser to Seller at the Closing in accordance with Section 2.3 above.


            ARTICLE 8:  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                INDEMNIFICATIONS

     8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants made in this Agreement or in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the Closing Date.

     8.2 INDEMNIFICATION BY SELLER. Seller hereby agrees to indemnify, defend and hold harmless Purchaser and its agents, directors, officers, employees, consultants and shareholders from and against any and all claims, liabilities, losses, fines, penalties, costs and expenses including, without limitation, reasonable attorneys' fees (singularly, a "Liability," and collectively, "Liabilities"), that arise out of or relate to (a) any breach of, or failure by Seller to perform any of its representations, warranties or covenants contained in the Transaction Documents (as defined in Section 10.2 below) or in any other instrument or document furnished by Seller pursuant to the Transaction Documents or (b) the operation of the Business or the Assets prior to the Closing.

     8.3 INDEMNIFICATION BY PURCHASER. Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its agents, directors, officers, employees, consultants and shareholders from and against any and all Liabilities that arise out of or relate to (a) any breach of, or failure by Purchaser to perform any of its representations, warranties or covenants contained in the Transaction Documents or in any other instrument or document furnished or to be furnished by Purchaser pursuant to the Transaction Documents or (b) the operation of the Business or the Assets on or after the Closing.

     8.4 LIMITATION ON INDEMNIFICATION. Notwithstanding anything contained this Article 8 to the contrary, neither Seller nor Purchaser shall be obligated to indemnify the other unless the amount of any Liability incurred or suffered by Purchaser or Seller, as the case may be, exceeds $25,000 on per item basis and then only to the extent that the amount of such Liability exceeds $25,000 (any per item amount which equals or is under $25,000 is hereinafter referred to as a "Non-Indemnified Loss"). At such time as the aggregate amount of all Non-Indemnified Losses incurred by any one party exceeds $100,000, then the party incurring such Non-Indemnifiable Losses shall be entitled to indemnification by the other party for the full amount of all Liabilities first incurred or suffered by such party. The maximum amount of liability which either Seller or Purchaser may be subject to under the indemnification provided for in this Section 8 shall not exceed $2,500,000.


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                            ARTICLE 9:  TERMINATION

     9.1  TERMINATION.  This Agreement may be terminated prior to Closing:

          (a)  By mutual consent of Purchaser and Seller; or

          (b) By written notice from Seller, if the conditions in Article 7 of this Agreement have not been satisfied by the Closing Date; or

          (c)  By written notice from the Purchaser, if the conditions in
Article 6 of this Agreement have not been satisfied by the Closing Date; or

          (d) By either Purchaser or Seller in accordance with Section 9.2 below; or

          (e) By written notice from either Purchaser or Seller if the Closing does not occur on or prior to November 24, 1997.

     The earlier of the events listed in subclauses (a) through (e) above to occur is referred to herein as the "Termination Date." In the event that this Agreement is terminated pursuant to the provisions of this Section 9.1, this Agreement shall become null and void and shall have no further effect, and no party shall have any liability with respect thereto except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.


                    ARTICLE 10:  GRANT OF SECURITY INTEREST

     10.1 GRANT OF SECURITY INTEREST. Purchaser hereby grants to Seller a continuing security interest in all of the Assets sold to Purchaser pursuant to this Agreement, together with all present and future accessories, additions, attachments, proceeds, products, improvements, replacements and substitutions of or to any of the foregoing (collectively the "Collateral").

     10.2 OBLIGATIONS SECURED. The security interest created by this Agreement is given for the purpose of securing (a) all obligations under this Agreement and the License Agreement (collectively the "Transaction Documents"), and (b) any and all amendments, modifications, renewals and/or extensions to any of the Transaction Documents (collectively the "Obligations").

     10.3 EVENTS OF DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Agreement:

          (a) Purchaser shall fail to pay when due the payment obligations due under the Transaction Documents or Purchaser breaches or fails to perform any other covenant set forth in the Transaction Documents; or

          (b) Any representation or warranty made by Purchaser in the Transaction Documents is false, misleading or incomplete in any material respect; or

          (c) Purchaser commences a voluntary case or proceeding seeking liquidation, relief or reorganization under any bankruptcy, insolvency or similar law or seeks the appointment of a trustee, receiver, liquidator or other similar official or any involuntary case or other proceeding shall be commenced against Purchaser seeking liquidation, reorganization or other relief with respect to its debts.


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If an Event of Default shall occur, the unpaid portion of any payment due under any Transaction Documents shall be immediately due and payable without presentment, demand, protest or further notice of any kind. If any payment is not made when due, the unpaid portion thereof, to the extent permitted by law, shall bear interest at the rate of ten percent (10%) per annum, payable upon demand of Seller until such unpaid amount is paid in full.

     10.4 REMEDIES. Upon the occurrence and during the continuance of an Event of Default, Seller shall have the following rights:

          (a) All the rights and remedies of a secured party under the Massachusetts Uniform Commercial Code or other similar law;

          (b) The right to enter the premises of Purchaser where the Collateral is located and kept, and remove the Collateral therefrom to the premises of Seller or any agent of Seller and to require Purchaser to assemble the Collateral and make it available to Seller at a place designated by Seller;

          (c) To do all acts and things, in Seller's sold discretion, to fulfill Purchaser's obligations under this Agreement, including endorsing the name of the Purchaser on any documents, instruments, bills of lading or other documents relating to the Collateral and using the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral; and

          (d) Sell or otherwise dispose of all or any of the Collateral at a private or public sale, in lots or in bulk, all as Seller may in its sole discretion deem advisable.

The proceeds realized from any sale of Collateral shall be applied first to the costs, expenses and attorneys' fees incurred by Seller for collection and for acquisition, protection, storage and sale and delivery of the Collateral; second to interest due on any of the Obligations, and third to the principal of the Obligations. If any deficiency shall arise, Purchaser shall remain liable to Seller therefor.

     10.5 INITIAL COVENANTS. Purchaser agrees to execute such documents (including UCC financing statements) and take such other actions as Seller deems necessary or desirable to create and perfect a security interest in the Collateral and not to move the Collateral without twenty (20) days prior notice to Seller. Seller shall maintain in good condition and repair the Collateral and discharge all taxes and liens on the Collateral prior to delinquency. Seller shall insure the Collateral against loss or damage, theft and other insurable risks in a commercially reasonable manner.


                           ARTICLE 11:  MISCELLANEOUS

     11.1 EXPENSES. Each party to this Agreement shall bear and pay its own costs and expenses incurred in connection with the preparation, execution, and delivery of this Agreement and the transactions contemplated by this Agreement.

     11.2 NOTICES. All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered by hand or sent by prepaid telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service, and shall be deemed given when so delivered by hand, or telecopied, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service) to the parties at the addresses specified on the Signature Page of this Agreement, or at such other address for a party as shall be specified by like notice.


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     11.3  NO FINDER OR BROKER.  Each of Purchaser and Seller represent and warrant to the other that neither has paid or has become obligated to pay any fee or commission to any broker or finder in connection with the transactions contemplated by the Transaction Documents.

     11.4 NO ASSIGNMENT. The rights and obligations of each party under this Agreement shall not be assignable prior to, on or after the Closing without the written consent of the other party hereto, which consent shall not be unreasonable withheld. The obligations of Seller and Purchaser hereunder shall be binding upon their respective successors and permitted assigns. Any assignment in contravention of the foregoing shall be void and of no further force or effect.

     11.5 BENEFITS. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity, other than the parties to this Agreement, or their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect thereof or any provision contained herein, it being the intention of the parties that this Agreement is for the sole and exclusive benefit of such parties, and such successors and assign of this Agreement and for the benefit of no other person or entity.

     11.6 AMENDMENTS; HEADINGS. This Agreement may be amended or modified only by a written instrument executed by the parties to this Agreement. The paragraph and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     11.7 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement and the exhibits hereto, and the other letters, schedules and documents referred to herein or exchanged contemporaneously between the parties hereto constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, or representations relating to the subject matter of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

     11.8 SEVERABILITY. If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as, if such invalid or unenforceable provision were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the matter and to the full extent permitted by law.

     11.9 GOVERNING LAWS; ARBITRATION. This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of California (and not the laws of conflict of law). All controversies, disputes or claims arising out of or in connection with this Agreement shall be resolved by submission to binding arbitration in the offices in Orange County, California, of J.A.M.S./ENDISPUTE("J.A.M.S.") or its successor. Either party may commence the arbitration by filing a written demand for arbitration with J.A.M.S., with a copy to the other party. The notice sent by the aggrieved party initiating the arbitration shall describe the dispute amount involved and the remedy sought. The parties may agree on a single arbitrator form a panel of potential arbitrators provided by J.A.M.S. If the parties are unable to agree, J.A.M.S. will provide a list of three arbitrators, Seller and Purchaser may each strike one name from the list and the remaining arbitrator shall serve as the arbitrator. The parties agree to participate in the arbitration in good faith and shall share equally it costs. Nothing in this paragraph shall obligate the parties to arbitrate any of the provisions of the License Agreement.


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     IN WITNESS WHEREOF, Seller and Purchaser have caused their respective duly authorized officers to execute this Asset Purchase Agreement as of the day and year first above written.



PURCHASER:                             SELLER:
CHICAGO MINIATURE LAMP, INC.           PACIFIC SCIENTIFIC COMPANY, a
                                       California corporation


By: /s/F.M. Ward                       By: /s/
   -------------------------------        ----------------------------------
Title:  Chairman, CEO                  Title:  President - Solium Inc.



By:                                    SOLIUM, INC., a Massachusetts corporation
   -------------------------------
Title:
      ----------------------------

                                       By: /s/
                                          ----------------------------------
                                       Title:  Chairman
                                             -------------------------------

ADDRESS FOR NOTICES:                   ADDRESS FOR NOTICES:
                                       Pacific Scientist Company
500 Chapman Street                     620 Newport Center Drive, Suite 700
Canton, Massachusetts  02021           Newport Beach, CA  92658
Attention:  Frank Wood                 Attention:  Chief Executive Officer

                               LICENSE AGREEMENT

     THIS LICENSE AGREEMENT (this "Agreement") is made and entered into as of November 21, 1997, by and among PACIFIC SCIENTIFIC COMPANY, a California corporation ("PSC"), SOLIUM, INC., a Massachusetts corporation and wholly-owned subsidiary of PSC ("Solium") (PSC and Solium are sometimes collectively referred to herein as "Licensor"), and CHICAGO MINIATURE LAMP, INC., an Oklahoma corporation ("Licensee").

     A. Solium is the owner of (1) certain technology, known-how and trade secrets (the "Technology") relating to electronic ballasts and lighting controls for fluorescent lamps, as more particularly described on Exhibit A attached hereto, (2) the United States Patents and patent applications, and their counterpart patents and patent applications in other countries, all as set forth on Exhibit B attached hereto (collectively, the "Patents"), and all rights thereunder, all rights under any extensions, reissues, renewals, continuations, continuations in part, or divisions thereof, all rights to make, have made, use, develop and commercialize the inventions or processes described therein, all rights to sue and recover damages for any past, present or future infringement thereof, and any and all proprietary or other rights secured thereby or comprised therein (collectively, the "Patent Rights"), and (3) the entire right, title and interest in and to the "SOLIUM" and "SENSE-A-VOLT" trademarks, together with the goodwill associated therewith (collectively, the "Trademarks"), the uniqueness of which is hereby acknowledged by Licensee.

     B. Pursuant to the terms of the Asset Purchase Agreement between Licensor and Licensee dated as of the date hereof (the "Asset Agreement"), Licensor has transferred and assigned to Licensee certain assets relating to electronic ballasts and lighting controls for fluorescent lamps.

     C. Licensee desires to secure from Licensor, and Licensor desires to grant to Licensee, a license to use the Technology, Patents, Patent Rights and Trademarks (the "Rights") subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the parties agree as follows:

1. DEFINITIONS. Unless otherwise defined herein, the capitalized terms used in this Agreement shall have the meanings assigned to them in this Section 1.

     "AFFILIATE" shall mean, with respect to any party, any officer, director, shareholder, employee, representative, or agent of such party, or any entity directly or indirectly controlling, controlled by or under common control with such party.

     "CONFIDENTIAL INFORMATION" shall mean all secret, confidential and proprietary information, including without limitation all trade secrets, relating to the Rights. Confidential Information shall include, by way of example and not of limitation, all things, ideas, models, devices, plans, specifications, drawings, documents, notes, sales and marketing information, manufacturing procedures, testing procedures, products, materials, processes, computer source code, computer object code, computer programs, business and marketing plans, tooling and equipment which are trade secrets or which include proprietary know-how or information.

         "Copyrights" include any copyrightable subject matter included in the Technology.

         "Products" shall mean (i) a product that is covered in whole or in part by, or is manufactured using a process that is covered in whole or in part by, a Patent or Patent Right or (ii) a product that unless made, used or sold pursuant to this Agreement, would infringe a Patent or Patent Right.

2. License. Subject to the remaining provisions of this Agreement, Licensor hereby grants to Licensee an exclusive and non-transferable license (the "License") to use and practice the Rights in connection with the design, manufacture, production, advertisement, promotion, sale and distribution of the Products throughout the world. Nothing in this Section 2 or otherwise in this Agreement shall be construed as conferring any right to use in any manner any name, trademark, service mark, logo or trade name of Licensor other than the Trademarks. Licensee shall have no right to sublicense any of its rights or obligations under the License to any third party without the prior written consent of Licensor.

3.       Obligations of Licensee.

         3.1 Compliance With Laws. During the term of this Agreement, Licensee shall use the Rights, shall manufacture, advertise, sell and distribute the Products, and shall otherwise conduct its business in compliance with all applicable laws, statutes, rules and regulations.

         3.2      Intellectual Property.

                  3.2.1 Execution of Documents. Licensee shall make all necessary disclosures, execute, acknowledge and deliver all instruments and perform all acts requested by Licensor to secure and maintain in the name of Licensor, or its designee, patent and other intellectual property protection for the Rights. In the event Licensor is unable, for any reason whatsoever, to obtain the signature of Licensee to any document or instrument necessary or desirable to obtain ownership of, apply for protection of, or enforce any action with respect to, any patent, copyright, trade secret or other intellectual property right, Licensee hereby irrevocably designates and appoints Licensor, and its duly authorized officers and agents, as Licensee's agent and attorney-in-fact, whose power is expressly coupled with an interest, to act for and on behalf of Licensee, to execute such documents and to take all of the lawfully permitted actions to protect Licensor's interest in any patent, copyright, trade secret or other intellectual property right with the same legal force and effect as if executed by Licensee.

                  3.2.2 Marking of Products. Licensee shall mark all Products with such patent and/or trademark legends as Licensor may from time to time prescribe in writing in such manner and form as Licensor may require from time to time.

                  3.2.3 Use of the Trademarks. Licensee acknowledges that the maintenance of the high quality of the Products is a material condition of this Agreement. Accordingly, Licensor shall have the right to receive, at no cost to Licensor, and test for approval purposes samples of all Products incorporating the Trademarks, prior the sale, use or distribution of any such Products. In addition, all advertising, promotional materials, packaging and other materials containing or displaying any of the Trademarks shall be forwarded to Licensor for its written approval prior to any use thereof by Licensee. Licensee shall not sell, use or distribute any Product or material disapproved by Licensor. Licensor acknowledges and agrees that Licensor is the sole and exclusive owner of the Trademarks, and Licensee shall obtain no right or interest in the Trademarks by virtue of its use thereof (all use of the Trademarks by Licensee inuring to benefit of Licensor). Licensor shall not take any action which is inconsistent with Licensor's exclusive ownership of and use of the Trademarks, except as expressly provided herein.

         3.3 Confidentiality. During the term of this Agreement and thereafter, Licensee (a) shall not directly or indirectly use, communicate or divulge or enable another to use, communicate or divulge any Confidential Information, and (b) shall not divulge to Licensor confidential information of any other party the use, communication or disclosure of which is protected by comparable confidentiality commitments, except as expressly permitted by this Agreement.

         3.4 Best Efforts. Licensee shall at all times at its own cost and expense use its best efforts and all due diligence energetically and aggressively to develop the market for the Products throughout the world, to promote the sale, distribution and use of the Products therein, and to enhance the reputation and goodwill associated with the Products and the Trademarks. See Rider 3.4 which is incorporated herein.

         3.5 Reasonable Restrictions. Licensee acknowledges and agrees that (a) the provisions of Sections 3.2 and 3.3 hereof are reasonable and necessary to protect the legitimate interests of Licensor, (b) the restrictions contained in Sections 3.2 and 3.3 will not prevent Licensee from earning or seeking a livelihood, (c) the restrictions contained in Sections 3.2 and 3.3 shall apply in all areas where such application is permitted by law, and (d) any violation of this Agreement by Licensee would result in irreparable harm to Licensor. Accordingly, Licensee consents and agrees that, if it violates any of the provisions of this Agreement, Licensor shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining Licensee from committing or continuing any violation of this Agreement, without being required to post a bond or other security, or any other undertaking. In the event that the whole or any part of any provision of Sections 3.2 or 3.3 hereof shall be determined to be invalid by reason of the extent, duration, scope or other provision set forth therein, the extent, duration, scope or other provision of that section shall be reduced so as to cure such invalidity and in its reduced from the provisions of Sections 3.2 and 3.3 shall be enforceable in the manner contemplated hereby.

         3.6 Inspection. Upon reasonable advance notice to Licensee, Licensee shall permit Licensor and Licensor's employees or representatives to enter and examine Licensee's facility and places of business and to inspect the Products, its inventories of the Products, service records and other relevant documents related to the Products and any components thereof.

4.       License Consideration.

         4.1 License Royalty Fee. Licensee shall pay to Licensor a royalty fee equal to two percent (2%) of all gross sales of the Products (other than Products sold more than 3 years after the date hereof which are covered solely by a patent application; provided that such royalty fee shall not be less than the guaranteed minimum royalty fee for each calendar quarter, as set forth below; provided further that if the cumulative amount of royalty fees paid by Licensee exceeds the guaranteed minimum cumulative royalty fee for such calendar quarter, as set forth below, Licensee shall not be required to pay the guaranteed minimum royalty fee for such calendar quarter. In no event shall the foregoing proviso be deemed to release Licensee from its obligations to pay Licensor the royalty fees as described above. If Licensee fails to pay the guaranteed minimum royalty fee for any calendar quarter for a period of more than 10 days following receipt of notice by Licensee of such failure, then in addition to the right to demand and collect the guaranteed minimum royalty, Licensor may declare the License to be non-exclusive. Upon such declaration, Licensor shall be entitled, without liability or charge, to use, copy, promote, distribute, sell, encumber, create derivative works of, revise and modify, license, develop, manufacture, advertise, sale, distribute, or exploit, in any manner, any or all of the Rights.

                                    Guaranteed                          Guaranteed Minimum
                                    Minimum                             Cumulative
         Date                       Quarterly Royalty Payments          Royalty Payments
         ----                       --------------------------          ------------------
         June 30, 1998                       $ 10,000                      $   10,000
         September 30, 1998                  $ 30,000                      $   40,000
         December 31, 1998                   $ 60,000                      $  100,000
         March 31, 1998                      $100,000                      $  200,000
         June 30, 1998                       $200,000                      $  400,000
         September 30, 1998                  $300,000                      $  700,000
         December 31, 1998                   $300,000                      $1,000,000

         4.2 Payment of Royalty Fees. The royalty fees due hereunder shall be paid by Licensee to Licensor within twenty (20) days after the close of each calendar quarter. Time is of the essence with respect to all provisions of this Agreement relating to the payment of money. A failure by Licensee to make any payment required hereunder in a timely fashion shall constitute a material breach of this Agreement. All payments to Licensor hereunder shall be in U.S. dollars by bank transfer to such bank account as Licensor may from time to time designate in writing and shall be accompanied by a remittance advice identifying the specific payments made. In the event of any underpayment or late payment of any royalty fee payable hereunder, Licensee shall immediately remit to Licensor the full amount owed, together with a late payment charge calculated at a rate of one and one-half percent (1 1/2%) per month, compounded on a monthly basis, or maximum rate permitted by law, whichever is less. In addition, if the amount of such underpayment is in excess of two percent (2%) of the amount properly payable by Licensee, Licensee shall promptly reimburse Licensor for the cost of any examination or audit.

         4.3      Accounting and Reporting.

                  4.3.1 Records and Inspection. Licensee shall keep accurate books of account, records and invoices concerning its business consistent with generally accepted accounting principles. Said books, records and invoices shall be maintained for a period of at least three (3) years after termination or expiration of this Agreement and shall be available for inspection and copying by Licensor or its duly appointed representative during regular business hours and upon reasonable notice. Licensee shall cooperate fully with Licensor in conducting such inspection.

                  4.3.2    Reporting. On or before the date specified in
Section 4.2 above for each quarterly payment of the royalty, Licensee shall submit to Licensor a statement setting forth all sales of the Products (by product category, style, units, dollars, and customer names and telephone numbers), Licensee's aggregate gross revenues during such calendar quarter, the total amount of the royalty fee payable to Licensor and the difference between the quarterly royalty and the monthly royalty fee payable to Licensor pursuant to Section 4.1, or a statement that no sales of the Products were made during such month. Each quarterly statement shall be accompanied by a written certification from the chief financial officer of Licensee that the statement is correct and complete and prepared in compliance with this Agreement. Within ninety (90) days after the end of each calendar year of this Agreement, Licensee shall submit to Licensor, at Licensee's sole expense, an audited financial statement for the preceding calendar year (by independent public accountants acceptable to Licensor), and setting forth the aggregate royalty fee for the preceding calendar year and the basis of calculation. Licensee shall submit to Licensor within ninety (90) days after termination or expiration of this Agreement a written statement certified by Licensee's chief financial officer identifying all revenues upon which the royalty fee is payable hereunder but which were not previously reported.

5.       Term and Termination.

         5.1 Term and Termination. Subject to the remaining provisions of this Section 5, the term of this Agreement shall commence as of the date hereof and shall terminate upon the expiration of the last of the Patents to expire (as the life of such Patent may be extended or prolonged by any extensions, renewals, continuations, continuations in part, or divisions thereof). This Agreement may be terminated by Licensor immediately upon notice to Licensee upon the occurrence of an "Event of Default" as defined in Section 10.1 of the Asset Agreement or in the event that Licensee does any of the following: (a) files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if a receiver is appointed for Licensee or for Licensee's business and such receiver is not discharged within thirty (30) days, provided that the bankruptcy laws permit such Action by Licensor, (b) fails to continue its business in the manner now conducted, (c) is late more than 10 days in making its royalty payments or providing its royalty statements more than twice during any one (1) calendar year, (d) attempts to sublicense or assign any of its rights or obligations under this Agreement without Licensor's prior written approval, (e) fails to make any guaranteed minimum royalty payment for a period of 180 or more days, (f) fails to obtain or maintain insurance in the amount and of the type provided for herein, (g) engages in any conduct or practice which in Licensor's judgment is detrimental to the good name, goodwill or reputation of Licensor, any Affiliate of Licensor or the Trademarks, or (h) directly or indirectly, contests, opposes, or challenges any of the Rights, attempts to obtain ownership of the Rights in any country, or assists any third party with respect to the foregoing.

     5.2 Consequences of Termination or Expiration. Upon termination or expiration of this Agreement for any reason, (a) the License granted hereunder shall immediately terminate, (b) Licensee shall immediately and forever cease from using the Rights, (c) Licensee shall immediately pay to Licensor all amounts due to Licensor pursuant to Section 4 hereof for all Products sold prior to the date of termination or expiration of this Agreement and any guaranteed minimum royalty payments then due, (d) Licensor shall be entitled, without liability or charge, to use, copy, promote, distribute, sell, encumber, create derivative works of, revise and modify, license, develop, manufacture, advertise, sale, distribute, or exploit, in any manner, any or all of the Rights, and (e) Licenesee shall promptly return to Licensor all documents in its possession or under its control relating to the Rights or to the rights assigned in Subsection 3.2.2, together with any and all copies thereof. The provisions of this Section 5.2, as well the provisions of Sections 3.2, 3.3, 3.4, 3.5, 4, 6 and 8, shall survive the expiration or termination of this Agreement, irrespective of the reason therefor.

6. Warranties: Disclaimers. Licensee acknowledges and agrees that the Rights are being licensed to Licensee "AS IS," with absolutely no warranties of any kind. Licensee further acknowledges that John Ossenmacher ("Ossenmacher"), an officer of Licensee, was formerly president of Solium and, therefore, is intimately familiar with the Rights. Moreover, with the assistance of Ossenmacher, Licensee has evaluated for itself the Rights, their actual and potential applications and their actual and potential commercial value and viability. Licensor shall have no obligation to obtain or maintain Patent protection for the Rights in any nation, provided that if LICENSOR elects not to obtain or maintain any issued patent(s) or patent application(s) Licensee may authorized and reimburse Licensor for the costs and attorney fees for maintaining such patent(s) or patent application(s). Licensee is aware that Licensor intends to abandon a significant number of its pending patent applications unless Licensee elects to pay for the prosecution of such applications. Without limiting the generality of the foregoing, LICENSOR (A) SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND REGARDING THE RIGHTS, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (B) MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE SUITABILITY OF THE RIGHTS FOR LICENSEE'S OR ANY THIRD PARTY'S ACTUAL OR INTENDED USES, AND
(C) NO REPRESENTATIONS OR WARRANTIES AS TO WHETHER THE RIGHTS INFRINGE ON THE PATENT, TRADEMARK OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY. IN NO EVENT SHALL THE LICENSOR (OR ANY AFFILIATE OF LICENSOR) BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE USE, OR INABILITY TO USE, THE RIGHTS, OR OTHERWISE ARISING OUT OF THIS AGREEMENT.

7. Infringement. In the event that Licensee or Licensor learns of any infringement by any third party of any of the Rights, it shall promptly notify the other party in writing. At any time after any such notice, Licensor shall have the exclusive right but not the obligation, at Licensor's expense, to commence legal action against such infringer and may settle or compromise any such action. Licensor shall be entitled to all payments recovered in connection with such action, to the exclusion of Licensee. Licensee may not commence any such action without the prior written consent of Licensor. In the event any third party commences a legal action, suit or proceeding against Licensee alleging that its use of the Rights infringe or violate any right of such third party, Licensee shall promptly notify Licensor in writing. At any time after any such notice, Licensor shall have the first right but not the obligation, at Licensor's cost and expense, assume the defense of such action and, in connection therewith, settle or compromise any such action. If Licensor does not assume the defense of such action within thirty (30) days of such notice, Licensee may, at Licensee's sole cost and expense, defend itself in such action; provided that Licensee shall not settle any action without the prior written consent of Licensor. Licensee and Licensor shall assist and cooperate fully with each other in connection with any legal action.

8. Indemnification and Insurance. Licensor shall have no liability to Licensee or any third party with respect to the use of the Rights or in connection with the design, manufacture, production, advertisement, promotion, sale and distribution of the Products throughout the world pursuant to this Agreement. Licensee shall indemnify, defend, and hold harmless Licensor and Licensor's Affiliates from and against any and all claims, suits, losses, damages, fees and expenses, including without limitation attorneys' fees and costs, arising out of or relating to the design, manufacture, production, advertisement, promotion, sale and distribution of the Products, all components thereof and Licensee's use of the Rights, in any country or subdivision thereof, including, without limitation any claims by third parties that the Rights infringe on the rights of any third parties. During the term of this Agreement, Licensee shall obtain and maintain employer's liability, workers' compensation, comprehensive general liability, and product and completed operations insurance, with limits of liability and issued by insurers approved in writing by Licensor, and shall furnish Licensor with a certificate of insurance naming Licensor as an additional insured, providing for such insurance and requiring sixty (60) days' prior written notice to Licensor of any cancellation or modification of such insurance. In no event shall Licensee sell, distribute or advertise the Products prior to obtaining the insurance provided above.

9.   Miscellaneous.

     9.1 Assignability. Licensee shall not, without the prior written consent of Licensor, assign, transfer, sell or encumber, by operation of law or otherwise, this Agreement or any of its rights or obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, other than the parties to this Agreement, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition of this Agreement, including, without limitation, any claims by third parties that the Rights infringe on the rights of any Third Parties.

     9.2 Notices. All notices, requests or consents required or permitted under this Agreement shall be made in writing and shall be given to the other party by personal delivery, overnight air courier (with receipt signature) or facsimile transmission (with "answerback" confirmation of transmission), sent to such party's address or facsimile number as are set forth below such party's signature to this Agreement, or such other address or facsimile number of which such party has given notice pursuant to this Subsection 9.2. Each such notice, request or consent shall be deemed effective upon the date of actual receipt, receipt signature or confirmation of transmission, as applicable, except as may otherwise be expressly provided for herein.

     9.3 Amendments; Waivers; Severability. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants of this Agreement may be waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.4 Relationship of Parties. Licensor and Licensee are and intend to remain independent parties. Nothing contained in this Agreement shall be deemed or construed to create the relationship of principal and agent or of partnership or joint venture, and neither party shall hold itself out as an agent, legal representative, partner, subsidiary, joint venturer, servant or employee of the other. Neither party nor any officer or employee thereof shall, in any event, have any right collectively or individually, to bind the other party, to make any representations or warranties, to accept service of process, to receive notice or to perform any act or thing on behalf of the other party, except as authorized in writing by such other party in its sole discretion.

     9.5 Controversies; Venue. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws of the State of California. Licensor and Licensee hereby consent to the exclusive jurisdiction of the courts of the State of California and the United States courts located in the County of Los Angeles, State of California, in connection with any lawsuit, action or proceeding arising out of or relating to this Agreement, and such courts shall be the only courts having jurisdiction of any such controversies. Both parties hereby waive any defense of lack of in personam jurisdiction, improper venue and forum non conveniens, and agree that service of process of such court may be made upon each of them by personal delivery or by mailing certified or registered mail, return receipt requested, to the other party at the address referenced in Section 9.2 above. If any legal action or other proceeding is brought by any party for the enforcement of this Agreement because of any alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its attorney's fees and other costs and expenses incurred in connection therewith, in addition to any other relief to which it might be entitled. Unless expressly set forth herein to the contrary, all remedies set forth herein are cumulative and are in addition to any and all remedies provided either party at law or in equity.

     9.6 Entire Agreement. This Agreement constitutes the whole agreement of the parties hereto in reference to any of the matters of things herein provided for, all prior agreements, promises, representations and understandings relative thereto being herein merged.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SOLIUM, INC.



By:     /s/ Kenneth Owens
   ---------------------------------------------
Name:       Kenneth Owens
     -------------------------------------------
Title:      President - Solium, Inc.
      ------------------------------------------
Address: c/o Pacific Scientific
         620 Newport Center Drive, Seventh Floor
         Newport Beach, California  92660
Facsimile: (714) 720-1714


PACIFIC SCIENTIFIC COMPANY


By:     /s/ Lester Hill
   ---------------------------------------------
Name:       Lester Hill
     -------------------------------------------
Title:      Chairman
      ------------------------------------------
Address: 620 Newport Center Drive, Seventh Floor
         Newport Beach, California  92660
Facsimile: (714) 720-1714


With a copy to:  Paul, Hastings, Janofsky & Walker LLP
                 695 Town Center Drive, 17th Floor
                 Costa Mesa, California 92626-1924
                 Attention: William J. Simpson, Esq.
                 Facsimile: (714) 979-1921


CHICAGO MINIATURE LAMP, INC.


By:
   ---------------------------------------------
Name:
     -------------------------------------------
Title:
      ------------------------------------------
Address:
        ----------------------------------------

        ----------------------------------------
Facsimile:
          --------------------------------------

                                   EXHIBIT A

The Technology:

A. Electronic ballasts for the control of fluorescent lighting that operate fluorescent lamps across a range of input voltages. This technology is trade marked as Sense-A-Volt.

     Major design elements include:

     -    Variable Voltage Input
     -    Expanded Power Factor Correction
     -    Thermal Protection
     -    Lamp Length Compensation
     -    Lamp Quantity Compensation
     -    End of Life Protection
     -    Low Stress Starting Methodology
     -    Complex Resonating Circuit

B. Electronic ballasts for the control of fluorescent lighting that dim fluorescent lamps across a range of light output from 20-100% of lamp capability.

     Major design elements include:
     -    SCR Dimming
     -    Boost Circuit
     -    Deep Dimming Stability Circuit
     -    Programmed Start
     -    End of Life Protection
     -    Complex Resonating Circuit
     -    Lamp Starting Near End of Life
     -    Inherent Thermal Protection
     -    Starting With Dimmer Preset at Low

C. Electronic ballasts for the control of fluorescent lighting that dim fluorescent lamps using a standard "3-Way" incandescent switched socket.

     Major design elements include:
     -    3-Way Step Dimming
     -    Use of Opto Coupler
     -    Inherent Thermal Compensation
     -    Rapid Start Operation
     -    End of Life Protection
     -    Power Factor Correction

D. Electronic ballasts for the fluorescent lighting that are standard non-featured "on-off" products incorporating design features listed in A through C as above.

                                   EXHIBIT B


                                 The "Patents"

Patents:
--------

               Patent Number                      Issue Date
               -------------                      ----------

                 5,596,247                         01/21/97

Patent Application:
-------------------

               Application Number                 Filing Date
               ------------------                 -----------
                    08/316395                     09/30/94
                    08/488387                     06/06/95
                    08/723289                     09/30/96
                    08/786037                     01/21/97
                    08/725914                     10/04/96
                    60/005033                     10/06/95
                    29/045040                     10/06/95
                    29/045246                     10/13/95
                    08/625629                     02/29/96
                    08/300423                     09/01/94
                    08/647030                     05/09/96
                    08/761658                     12/06/96
                    08/749106                     11/14/96
                    08/768508                     12/18/96
                    08/690456                     08/08/96
                    08/872957                     06/11/97
                    08/873274                     06/11/97
                    60/044259                     04/24/97
                    60/044929                     04/25/97
                    Not Available                 07/25/97
                    Not Available                 08/01/97

                                   RIDER 3.4

Every 24 months the parties shall confer regarding Licensee's compliance with the terms of the preceding sentence (the "Requirements"). In the event
Licensor concurs that Licensee has complied with the Requirements, Licensor shall put such concurrence in writing, which shall be deemed to constitute a waiver of any claims of Licensor with respect to Licensee's compliance with the Requirements for the immediately receding 24 months period. Notwithstanding any terms of the Asset Agreement, a default of Licensee with respect to the Requirements shall not constitute a default by Licensee under the Asset Agreement or otherwise adversely affect Licensee's rights under the Asset Agreement.



                                        APPROVED:

                                        SOLIUM, INC.



                                        By: /s/ Kenneth Owens
                                           ----------------------------------
                                        Name:   Kenneth Owens
                                             --------------------------------


                                        PACIFIC SCIENTIFIC COMPANY


                                        By: /s/ Kenneth Owens
                                           ----------------------------------
                                        Name:   Kenneth Owens
                                             --------------------------------


                                        CHICAGO MINIATURE LAMP, INC.

                                        By:
                                           ----------------------------------
                                        Name:
                                             --------------------------------